Exhibit 10.3

EXECUTION COPY

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) dated as of December 31, 2008, is made by and between CommunitySouth Financial Corporation, a South Carolina corporation (the “Company”), CommunitySouth Bank and Trust (the “Bank”), a South Carolina state bank and wholly owned subsidiary of the Company (the Company and the Bank collectively referred to herein as the “Employer”), and John W. Hobbs, an individual resident of South Carolina (the “Executive”).

The Employer presently employs the Executive as its Chief Financial Officer of the Bank and the Company.   The Employer recognizes that the Executive’s contribution to the growth and success of the Bank and the Company is substantial.  The Employer desires to provide for the continued employment of the Executive and to make certain changes in the Executive’s employment arrangements which the Employer has determined will reinforce and encourage the continued dedication of the Executive to the Employer and will promote the best interests of the Employer and the Company’s shareholders.  The Executive is willing to terminate his interests and rights under the existing employment agreement with the Employer and to continue to serve the Employer on the terms and conditions herein provided.  Certain terms used in this Agreement are defined in Section 17 hereof.

In consideration of the foregoing, the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.                                       Employment.  The Employer shall continue to employ the Executive, and the Executive shall continue to serve the Employer, as Chief Financial Officer of the Company and the Bank upon the terms and conditions set forth herein.  The Executive shall have such authority and responsibilities consistent with his position as are set forth in the Company’s or the Bank’s Bylaws or assigned by the Company’s or the Bank’s Chief Executive Officer or Board of Directors (collectively, the “Board”) from time to time.  The Executive shall devote his full business time, attention, skill and efforts to the performance of his duties hereunder, except during periods of illness or periods of vacation and leaves of absence consistent with Bank policy.  The Executive may devote reasonable periods to service as a director or advisor to other organizations, to charitable and community activities, and to managing his personal investments; provided that, such activities do not materially interfere with the performance of his duties hereunder and are not in conflict or competitive with, or adverse to, the interests of the Company or the Bank.

The Executive is currently serving as a director of each of the Company and the Bank.  The Company shall nominate the Executive for election as a director at such times as necessary so that the Executive will, if elected by shareholders, remain a director of the Company throughout the term of this Agreement.  The Executive hereby consents to serving as a director and to being named as a director of the Company in documents filed with the Securities and Exchange Commission.  The Board shall undertake every lawful effort to ensure that the Executive continues throughout the term of employment to be elected or reelected as a director of the Bank.

2.                                       Term.  Unless earlier terminated as provided herein, the Executive’s employment under this Agreement shall commence on the date hereof and be for a term (the “Term”) of two years.  At the end of each day of the Term, the Term shall be extended for an additional day so that the remaining term shall continue to be two years; provided that, the Executive or the Employer may at any time, by written notice, fix the Term to a finite term of two years commencing with the date of the notice.  Notwithstanding the foregoing, the Term of employment hereunder will end on the date that the Executive attains the retirement age, if any, specified in the Bylaws of the Bank for directors of the Bank.

3.               Compensation and Benefits.

(a)   The Employer shall pay the Executive an initial annual base salary of $148,000, which shall be paid in accordance with the Employer’s standard payroll procedures.  The Board or the Compensation Committee shall review the Executive’s performance and salary at least annually and the Board may increase the Executive’s base salary if it determines in its sole discretion that an increase is appropriate.

(b)   The Executive shall participate in the Employer’s long-term equity incentive program and be eligible for the grant of stock options, restricted stock, and other awards thereunder or under any similar plan adopted by the Company.  Any options or similar awards shall be issued to Executive at an exercise price of not less than the stock’s current fair market value as of the date of grant, and the number of shares subject to such grant shall be fixed on the date of grant.

(c)   The Executive shall participate in all retirement, medical, welfare and other benefit plans or programs of the Employer now or hereafter applicable generally to employees of the Employer or to a class of employees that includes senior executives of the Employer.  Employer will cover the cost of premium payments for medical, dental, vision and disability insurance for the Executive and medical, dental, and vision insurance for his dependents.  The Executive shall also be eligible to receive directors’ fees in the same amount as outside directors as determined by the Board in its sole discretion from time to time.  The Employer shall pay such fees in accordance with the Employer’s standard payroll procedures.

(d)   The Employer shall reimburse the Executive for reasonable travel and other expenses, including cell phone expenses related to the Executive’s duties, which are incurred and accounted for in accordance with the normal practices of the Employer.  The Employer shall reimburse the Executive for such expenses within 60 days of Executive’s incurring such expense.

(e)   The Employer shall provide the Executive with four weeks’ annual paid time off, which includes sick leave, in accordance with any banking rules or regulations governing paid time off leave.  Any payments made by the Employer to the Executive as compensation for paid time off days shall be paid in accordance with the Employer’s standard payroll procedures.

(f)    The Executive shall be eligible to receive cash bonuses based on the Executive’s achievement of specified goals and criteria.  These goals and criteria may include both annual and long-term goals, may provide for vesting over a specified time period, and shall be established annually by the Board (or an appropriate committee of the Board).  Any bonus payment made pursuant to this Section 3(f) shall be determined by the Board and made by the earlier of (i) 70 days after the previous year end for which the bonus was earned by the Executive or (ii) the first pay period following the Employer’s press release announcing its previous year’s financial performance.

4.               Termination.

(a)   The Executive’s employment under this Agreement may be terminated prior to the end of the Term only as provided in this Section 4.

(b)   The Agreement will be terminated upon the death of the Executive.  In this event, the Employer shall pay Executive’s estate any sums due him as base salary and/or reimbursement of expenses through the end of the month during which death occurred in accordance with the Employer’s standard payroll procedures.  The Employer shall also pay the Executive’s estate any bonus earned through the date of death.  Any bonus for previous years which was not yet paid will be paid pursuant to the terms as set forth in Section 3(f) above.  Any bonus that is earned in the year of death will be paid on the earlier of (i) 70 days after the year end in which the Executive died or (ii) the first pay period following the Employer’s press release announcing its financial performance for the year in which the Executive died.  To the extent that the bonus is performance-based, the amount of the bonus will be calculated by taking into account the performance of the Company and the Bank for the entire year and prorated through the date of Executive’s death.

(c)   The Employer may terminate the Executive’s Employment upon the Disability of the Executive for a period of 180 days.  During the period of any Disability leading up to the Executive’s Termination of

Employment under this provision, the Employer shall continue to pay the Executive his full base salary at the rate then in effect and all perquisites and other benefits (other than any bonus) in accordance with the Employer’s standard payroll procedures until the Executive becomes eligible for benefits under any long-term disability plan or insurance program maintained by the Employer; provided that, the amount of any such payments to the Executive shall be reduced by the sum of the amounts, if any, payable to the Executive for the same period under any other disability benefit or pension plan covering the Executive.  Furthermore, the Employer shall pay the Executive any bonus earned through the date of Disability.  Any bonus for previous years which was not yet paid will be paid pursuant to the terms as set forth in Section 3(f) above.  Any bonus that is earned in the year of Disability will be paid on the earlier of (i) 70 days after the year end in which Executive became Disabled or (ii) the first pay period following the Employer’s press release announcing its financial performance for the year in which the Executive became Disabled.  To the extent that the bonus is performance based, the amount of the bonus will be calculated by taking into account the performance of the Company and the Bank for the entire year and prorated based on the number of days the Executive worked during the year of the Executive’s Disability.  Nothing herein shall prohibit the Employer from hiring an acting chief financial officer prior to the expiration of this 180-day period.

(d)   The Employer may terminate the Executive’s Employment for Cause upon delivery of a Notice of Termination to the Executive.  If the Executive’s employment is terminated for Cause under this provision, the Executive shall receive only any sums due him as base salary and/or reimbursement of expenses through the date of termination, which shall be paid in accordance with the Employer’s standard payroll procedures.

(e)   The Employer may terminate the Executive’s employment without Cause upon delivery of a Notice of Termination to the Executive.  If the Executive’s employment is terminated without Cause under this provision, subject to the possibility of a six-month delay described below in this Section 4(e), beginning on the first day of the month following date of the Executive’s termination, and continuing on the first day of the month for the next 12 months, the Employer shall pay to the Executive severance compensation in an amount equal to 100% of his then current monthly base salary.  Employer shall also pay the Executive any bonus earned through the date of termination (including any amounts awarded for previous years but which were not yet paid).  Any bonus for previous years which was not yet paid will be paid pursuant to the terms as set forth in Section 3(f) above.  Any bonus that is earned in the year of the Executive’s termination will be paid on the earlier of (i) 70 days after the year end in which the Executive was terminated or (ii) the first pay period following the Employer’s press release announcing its previous year’s financial performance.  To the extent that the bonus is performance based, the amount of the bonus will be calculated by taking into account the performance of the Company and the Bank for the entire year and prorated through the date of Executive’s termination of employment.

If when Executive’s employment terminates he is a specified employee within the meaning of Section 409A of the Code, and if the benefits under this Section 4(e) would be considered deferred compensation under Section 409A, and finally if an exemption from the six-month delay requirement of Section 409A(a)(2)(B)(i) is not available, the following benefits under this Section 4(e) shall be paid to the Executive as follows: severance compensation in an amount equal to 7 times his then current monthly base salary, any bonus for previous years which was not yet paid, will be paid in a single lump sum on the date that is six months and one day following date of Executive’s termination; thereafter on the first day of the month for the next 5 months, the Employer shall pay to the Executive severance compensation in an amount equal to 100% of his then current monthly base salary.  Any bonus that is earned in the year of the Executive’s termination will be paid pursuant to the terms as set forth in Section 3(f) above.

In addition, for the next 12 months following date of the Executive’s termination, the Employer shall reimburse the Executive for the cost of COBRA medical, dental, vision and disability insurance coverage for himself and his dependents for the duration of the Executive’s COBRA period, provided the Executive timely elects COBRA coverage; provided, however, (A) if the Executive’s COBRA period ends within 12 months of Executive’s termination, the Employer shall reimburse the Executive for the monthly cost of medical, dental, vision and disability insurance coverage obtained for himself and his dependents, provided such reimbursements shall not exceed the monthly cost of coverage under COBRA during the Executive’s COBRA period; (B) if the Executive becomes eligible for coverage under another group health or dental insurance plan at any time within 12 months of Executive’s termination, the Employer shall only be required to reimburse the Executive for any out-of-pocket and deductible expenses the Executive incurs with respect to such coverages for himself and his dependents; and, in the case of both clause (A) and (B) above, such reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the calendar year following the calendar year in which the expense was incurred.

At the time of Termination of Employment, and as a condition to the Employer’s obligation to provide any severance benefits as stated in this Section 4(e), the Employer and the Executive shall enter into the release attached hereto as Exhibit A acknowledging such remaining obligations and discharging both parties, as well as the Employer’s officers, directors and employees with respect to their actions for or on behalf of the Employer, from any other claims or obligations arising out of or in connection with the Executive’s employment by the Employer, including the circumstances of such termination.

(f)    The Executive may terminate his employment at any time by delivering a Notice of Termination at least 14 days prior to such termination, and such termination shall not in and of itself be, nor shall it be deemed to be, a breach of this Agreement.  If the Executive terminates his employment under this provision, the Executive shall receive any sums due him as base salary and/or reimbursement of expenses through the date of such termination, which shall be paid in accordance with the Employer’s standard payroll procedures.

(g)   Upon the occurrence of a Change in Control, and regardless of whether the Executive remains employed by the Employer or its successor following a Change in Control, the Executive shall be entitled to the following:

(i)            within 15 days, the Employer shall pay the Executive cash compensation in an amount equal to two times his base amount (as defined under Section 280G of the Code) as well as any bonus earned through the date of Change in Control, (equal to a pro rata portion of the Executive’s previous year’s bonus based on the number of days the Executive was employed during the year of the Change in Control) and any bonus awarded for a previous year but which was not yet paid, subject to the provisions of Section 4(k) and (l) below;

(ii)           for a period of two years, the Employer shall at its expense continue on behalf of the Executive and his dependents and beneficiaries the life insurance, disability, medical, dental, and hospitalization benefits provided (x) to the Executive at any time during the 90-day period prior to the Change in Control or at any time thereafter or (y) to other similarly situated executives who continue in the employ of the Employer.  Such coverage and benefits (including deductibles and costs) shall be no less favorable to the Executive and his dependents and beneficiaries than the most favorable of such coverages and benefits referred to above.  The Employer’s obligation hereunder with respect to the foregoing benefits shall be limited to the extent that the Executive obtains any such benefits pursuant to a subsequent employer’s benefit plans, in which case the Employer may reduce the coverage of any benefits it is required to provide the Executive hereunder as long as the aggregate coverages and benefits of the combined benefit plans are no less favorable to the Executive than the coverages and benefits required to be provided hereunder.  This subsection (ii) shall not be interpreted so as to limit any benefits to which the Executive or his dependents or beneficiaries may be entitled under any of the Employer’s employee benefit plans, programs, or practices following the Executive’s Termination of Employment, including, without limitation, retiree medical and life insurance benefits; and

(iii)          the restrictions on any outstanding incentive awards (including restricted stock) granted to the Executive under the Company’s or the Bank’s long-term equity incentive program or any other incentive plan or arrangement shall lapse and such awards shall become 100% vested, all stock options and stock appreciation rights granted to the Executive shall become immediately exercisable and shall become 100% vested, all performance units granted to the Executive shall become 100% vested (except to the extent such acceleration of vesting of any such award would make compensation payable to the Executive non-deductible under Section 162(m) of the Code), and the restrictive covenants contained in Section 9 shall not apply to the Executive.

(h)   With the exceptions of the provisions of this Section 4, and the express terms of any benefit plan under which the Executive is a participant, it is agreed that, upon Executive’s Termination of Employment, the Employer shall have no obligation to the Executive for, and the Executive waives and relinquishes, any further compensation or benefits (exclusive of COBRA benefits).  Unless otherwise stated in this Section 4, the effect of termination on any outstanding incentive awards, stock options, stock appreciation rights, performance units, or other incentives shall be governed by the terms of the applicable benefit or incentive plan and/or the agreements governing such incentives.

(i)    In the event that the Executive’s employment is terminated for any reason, as a condition to the Employer’s obligation to pay any severance hereunder, the Executive shall resign as a director of the Company and the Bank effective upon his termination of employment.

(j)    The Company is aware that upon the occurrence of a Change in Control, the Board or a shareholder of the Company may then cause or attempt to cause the Company to refuse to comply with its obligations under this Agreement, or may cause or attempt to cause the Company to institute, or may institute, litigation seeking to have this Agreement declared unenforceable, or may take, or attempt to take, other action to deny the Executive the benefits intended under this Agreement. In these circumstances, the purpose of this Agreement could be frustrated. It is the intent of the parties that the Executive not be required to incur the legal fees and expenses associated with the protection or enforcement of the Executive’s rights under this Agreement by litigation or other legal action because such costs would substantially detract from the benefits intended to be extended to the Executive hereunder, nor be bound to negotiate any settlement of the Executive’s rights hereunder under threat of incurring such costs. Accordingly, if at any time after a Change in Control, it should appear to the Executive that the Company is acting or has acted contrary to or is failing or has failed to comply with any of its obligations under this Agreement for the reason that it regards this Agreement to be void or unenforceable or for any other reason, or that the Company has purported to terminate the Executive’s employment for Cause or is in the course of doing so in either case contrary to this Agreement, or in the event that the Company or any other person takes any action to declare this Agreement void or unenforceable, or institutes any litigation or other legal action designed to deny, diminish or recover (other than as required by law) from the Executive the benefits provided or intended to be provided to the Executive hereunder, and the Executive has acted in good faith to perform the Executive’s obligations under this Agreement, the Company irrevocably authorizes the Executive from time to time to retain counsel of the Executive’s choice at the expense of the Company to represent the Executive in connection with the protection and enforcement of the Executive’s rights hereunder, including without limitation representation in connection with termination of the Executive’s employment contrary to this Agreement or with the initiation or defense of any litigation or other legal action, whether by or against the Executive or the Company or any director, officer, shareholder or other person affiliated with the Company, in any jurisdiction. The reasonable fees and expenses of counsel selected from time to time by the Executive as hereinabove provided shall be paid or reimbursed to the Executive by the Company on a regular, periodic basis upon presentation by the Executive of a statement or statements prepared by such counsel.  If other officers or key executives of the Company have retained counsel in connection with the protection and enforcement of their rights under similar agreements between them and the Company, and, unless in the Executive’s sole judgment use of common counsel could be prejudicial to the Executive or would not be likely to reduce the fees and expenses chargeable hereunder to the Company, the Executive agrees to use the Executive’s best efforts to agree with such other officers or executives to retain common counsel.

(k)   The parties intend that the severance payments and other compensation provided for herein are reasonable compensation for the Executive’s services to the Employer and shall not constitute “excess parachute payments” within the meaning of Section 280G of the Code.  In the event that the Employer’s independent accountants acting as auditors for the Employer on the date of a Change in Control determine that the payments provided for herein constitute “excess parachute payments,” then the compensation payable hereunder shall be reduced to an amount the value of which is $1.00 less than the maximum amount that could be paid to the Executive without the compensation being treated as “excess parachute payments” under Section 280G.  The allocations of the reduction required hereby among the termination benefits payable to the Executive shall be determined by the Executive.

(l)    Notwithstanding any other provision in this Agreement, if the Executive is determined by the Board, as of the date of termination of employment with the Bank, to be a “specified employee,” as such term is defined in Treasury Regulation §1.409A-1(i), and if any benefits paid to the Executive hereunder would be considered deferred compensation under Section 409A, and finally if an exemption from the six month delay requirement of Section 409A(a)(2)(B)(i) is not available, then all severance payments and other payment, except for other payments of base salary at the normal payroll schedule, reimbursement of expenses, and other than as a result of death, that would normally be paid within six months and one day from the date of termination of employment shall be paid on the first day of the seventh month following termination of employment.

(m)  If the Executive is suspended or temporarily prohibited from participating, in any way or to any degree, in the conduct of the Employer’s affairs by (1) a notice served under section 8(e) or (g) of Federal Deposit Insurance Act (12 U.S.C. 1818 (e) or (g)) or (2) as a result of any other regulatory or legal action directed at the Executive by any regulatory or law enforcement agency having jurisdiction over the Executive (each of the foregoing referred to herein as a “Suspension Action”), and if this Agreement is not terminated, the Employer’s obligations under this Agreement shall be suspended as of the earlier of the effective date of such Suspension Action or the date on which the Executive was provided notice of the Suspension Action, unless stayed by appropriate proceedings.  If the charges underlying the Suspension Action are dismissed, the Bank shall:

(i)                                     pay on the first day of the first month following such dismissal of charges (or as provided elsewhere in this Agreement) the Executive all of the compensation withheld while the obligations under this Agreement were suspended; and

(ii)                                  reinstate any such obligations which were suspended.

Notwithstanding anything to the contrary herein, if the Executive is removed or permanently prohibited from participating, in any way or to any degree, in the conduct of the Employer’s affairs by (1) an order issued under section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. Section 1818 (e)(4) or (g)(1)) or (2) any other legal or law enforcement action (each of the foregoing referred to herein as a “Removal Action”), all obligations of the Executive under this Agreement shall terminate as of the effective date of the Removal Action, but any vested rights of the parties hereto shall not be affected.

Notwithstanding anything to the contrary herein, if the Employer is in default (as defined in section 3(x)(1) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1813(x)(1)), all obligations under this Agreement shall terminate as of the date of default, but this paragraph (4)(m) shall not affect any vested rights of the parties hereto.

Any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. Section 1828(k) and any regulations promulgated thereunder.

5.                                       Ownership of Work Product.  The Employer shall own all Work Product arising during the course of the Executive’s employment (prior, present or future).  For purposes hereof, “Work Product” shall mean all intellectual property rights, including all Trade Secrets, U.S. and international copyrights, patentable inventions, and other intellectual property rights in any programming, documentation, technology or other work product that relates to the Employer, its business or its customers and that the Executive conceives, develops, or delivers to the Employer at any time during his employment, during or outside normal working hours, in or away from the facilities of the Employer, and whether or not requested by the Employer.  If the Work Product contains any materials, programming or intellectual property rights that the Executive conceived or developed prior to, and independent of, the Executive’s work for the Employer, the Executive agrees to point out the pre-existing items to the Employer and the Executive grants the Employer a worldwide, unrestricted, royalty-free right, including the right to sublicense such items.  The Executive agrees to take such actions and execute such further acknowledgments and assignments as the Employer may reasonably request to give effect to this provision.

6.                                       Protection of Trade Secrets.  The Executive agrees to maintain in strict confidence and, except as necessary to perform his duties for the Employer, the Executive agrees not to use or disclose any Trade Secrets of the Employer during or after his employment.  “Trade Secret” means information, including a formula, pattern, compilation, program, device, method, technique, process, drawing, cost data or customer list, that: (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

7.                                       Protection of Other Confidential Information.  In addition, the Executive agrees to maintain in strict confidence and, except as necessary to perform his duties for the Employer, not to use or disclose any Confidential Business Information of the Employer during his employment and for a period of 12 months following termination of the Executive’s employment.  “Confidential Business Information” shall mean any internal, non-public information (other than Trade Secrets already addressed above) concerning the Employer’s financial position and results of operations (including revenues, assets, net income, etc.); annual and long-range business plans; product or service plans; marketing plans and methods; training, educational and administrative manuals; customer and supplier information and purchase histories; and employee lists.  The provisions of Sections 6 and 7 shall also apply to protect Trade Secrets and Confidential Business Information of third parties provided to the Employer under an obligation of secrecy.

8.                                       Return of Materials.  The Executive shall surrender to the Employer, promptly upon its request and in any event upon termination of the Executive’s employment, all media, documents, notebooks, computer programs, handbooks, data files, models, samples, price lists, drawings, customer lists, prospect data, or other material of any nature whatsoever (in tangible or electronic form) in the Executive’s possession or control, including all copies thereof, relating to the Employer, its business, or its customers.  Upon the request of the Employer, the Executive shall certify in writing compliance with the foregoing requirement.

9.                                       Restrictive Covenants.

(a)           No Solicitation of Customers.  During the Executive’s employment with the Employer and for a period of 12 months thereafter, the Executive shall not (except on behalf of or with the prior written consent of the Chairman of the Board), either directly or indirectly, on the Executive’s own behalf or in the service or on behalf of others, (A) solicit, divert, or appropriate to or for a Competing Business, or (B) attempt to solicit, divert, or appropriate to or for a Competing Business, any person or entity that is or was a customer of the Employer or any of its Affiliates at any time during the 12 months prior to the date of termination and with whom the Executive has had material contact.

(b)           No Recruitment of Personnel.  During the Executive’s employment with the Employer and for a period of 12 months thereafter, the Executive shall not, either directly or indirectly, on the Executive’s own behalf or in the service or on behalf of others, (A) solicit, divert, or hire away, or (B) attempt to solicit, divert, or hire away, to any Competing Business located in the Territory, any employee of or consultant to the Employer or any of its Affiliates, regardless of whether the employee or consultant is full-time or temporary, the employment or engagement is pursuant to written agreement, or the employment is for a determined period or is at will.

(c)           Non-Competition Agreement. During the Executive’s employment with the Employer and for a period of 12 months following any termination (as opposed to expiration) of this Agreement, the Executive shall not (without the prior written consent of the Chairman of the Board) compete with the Employer or any of its Affiliates by, directly or indirectly, forming, serving as an organizer, director or officer of, or consultant to, or acquiring or maintaining more than a 1% passive investment in, a depository financial institution or holding company therefor if such depository institution or holding company has, or upon formation will have, one or more offices or branches located in the Territory.

(d)           Notwithstanding the foregoing, the Executive may serve as an officer of or consultant to a depository institution or holding company therefor even though such institution operates one or more offices or branches in the Territory, if the Executive’s employment does not directly involve, in whole or in part, the depository financial institution’s or holding company’s operations in the Territory.

(e)           The parties hereby agree that the provisions set forth in this Section 9 shall not apply following a Change in Control.

10.                                 Independent Provisions.  The provisions in each of the above Sections 9(a), 9(b), and 9(c) are independent, and the unenforceability of any one provision shall not affect the enforceability of any other provision.

11.                                 Successors; Binding Agreement. The rights and obligations of this Agreement shall bind and inure to the benefit of the surviving corporation in any merger or consolidation in which the Employer is a party, or any assignee of all or substantially all of the Employer’s business and properties.  The Executive’s rights and obligations under this Agreement may not be assigned by him, except that his right to receive earned but unpaid compensation, unreimbursed expenses and other rights, if any, provided under this Agreement which survive termination of this Agreement shall pass after death to the personal representatives of his estate.

12.                                 Notice.  For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other; provided, however, that all notices to the Employer shall be directed to the attention of the Chairman of the Board with a copy to the Secretary.  All notices and communications shall be deemed to have been received on the date of delivery thereof.

13.                                 Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of South Carolina without giving effect to the conflict of laws principles thereof.  Any action brought by any party to this Agreement shall be brought and maintained in a court of competent jurisdiction in State of South Carolina.

14.                                 Non-Waiver.  Failure of the Employer to enforce any of the provisions of this Agreement or any rights with respect thereto shall in no way be considered to be a waiver of such provisions or rights, or in any way affect the validity of this Agreement.

15.                                 Enforcement.  The Executive agrees that in the event of any breach or threatened breach by the Executive of any covenant contained in Section 9(a), 9(b), or 9(c) hereof, the resulting injuries to the Employer would be difficult or impossible to estimate accurately, even though irreparable injury or damages would certainly result.  Accordingly, an award of legal damages, if without other relief, would be inadequate to protect the Employer.  The Executive, therefore, agrees that in the event of any such breach, the Employer shall be entitled to obtain from a court of competent jurisdiction an injunction to restrain the breach or anticipated breach of any such covenant, and to obtain any other available legal, equitable, statutory, or contractual relief.  Should the Employer have cause to seek such relief, no bond shall be required from the Employer, and the Executive shall pay all attorney’s fees and court costs which the Employer may incur to the extent the Employer prevails in its enforcement action.

16.                                 Saving Clause.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  If any provision or clause of this Agreement, or portion thereof, shall be held by any court or other tribunal of competent jurisdiction to be illegal, void, or unenforceable in such jurisdiction, the remainder of such provision shall not be thereby affected and shall be given full effect, without regard to the invalid portion.  It is the intention of the parties that, if any court construes any provision or clause of this Agreement, or any portion thereof, to be illegal, void, or unenforceable because of the duration of such provision or the area or matter covered thereby, such court shall reduce the duration, area, or matter of such provision, and, in its reduced form, such provision shall then be enforceable and shall be enforced. The Executive and the Employer hereby agree that they will negotiate in good faith to amend this Agreement from time to time to modify the terms of Sections 9(a), 9(b), and 9(c), the definition of the term “Territory,” and the definition of the term “Business,” to reflect changes in the Employer’s business and affairs so that the scope of the limitations placed on the Executive’s activities by Section 9 accomplishes the parties’ intent in relation to the then current facts and circumstances.  Any such amendment shall be effective only when completed in writing and signed by the Executive and the Employer.

17.                                 Certain Definitions.

(a)                                  “Affiliate” shall mean any business entity controlled by, controlling or under common control with the Employer.

(b)                                 “Business” shall mean the operation of a depository financial institution, including, without limitation, the solicitation and acceptance of deposits of money and commercial paper, the solicitation and funding of loans and the provision of other banking services, and any other related business engaged in by the Employer or any of its Affiliates as of the date of termination.

(c)                                  “Cause” shall consist of any of (A) the commission by the Executive of a willful act (including, without limitation, a dishonest or fraudulent act) or a grossly negligent act, or the willful or grossly negligent omission to act by the Executive, which is intended to cause, causes or is reasonably likely to cause material harm to the Employer (including harm to its business reputation); (B) the indictment of the Executive for the commission or perpetration by the Executive of any felony or any crime involving dishonesty, moral turpitude or fraud; (C) the material breach by the Executive of this Agreement that, if susceptible of cure, remains uncured ten days following written notice to the Executive of such breach; (D) the receipt of any form of notice, written or otherwise, that any regulatory agency having jurisdiction over the Employer intends to institute any form of formal or informal (e.g., a memorandum of understanding which relates to the Executive’s performance) regulatory action against the Executive or the Employer (provided, that the Board of Directors determines in good faith, with the Executive abstaining from participating in the consideration of and vote on the matter, that the subject matter of such action involves acts or omissions by or under the supervision of the Executive or that termination of the Executive would materially advance the Employer’s compliance with the purpose of the action or would materially assist the Employer in avoiding or reducing the restrictions or adverse effects to the Employer related to the regulatory action); (E) the exhibition by the Executive of a standard of behavior within the scope of his employment that is materially disruptive to the orderly conduct of the Employer’s business operations (including, without limitation, substance abuse or sexual misconduct) to a level which, in the Board of Directors’ good faith and reasonable judgment, with the Executive abstaining from participating in the consideration of and vote on the matter, is materially detrimental to the Employer’s best interest, that, if susceptible of cure remains uncured ten days following written notice to the Executive of such specific inappropriate behavior; or (F) the failure of the Executive to devote his full business time and attention to his employment as provided under this Agreement that, if susceptible of cure, remains uncured 30 days following written notice to the Executive of such failure.  The Executive shall not be deemed to have been terminated for Cause unless and until there is delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of 75% of the non-management directors of the Employer then in office, excluding the Executive, at a meeting of the Board of Directors, which resolution shall (x) contain findings that, in the good faith opinion of the Board of Directors, the Executive has committed an act constituting Cause, and (y) specify the particulars thereof. Notice of the meeting of the Board of Directors and the proposed termination for Cause shall be given to the Executive at least seven calendar days before such meeting.  The Executive and the Executive’s counsel (if the Executive chooses to have counsel present) shall have a reasonable opportunity to be heard by the Board of Directors at the meeting.  Nothing in this Agreement limits the Executive’s or the Executive’s beneficiaries’ right to challenge the validity or propriety of the board’s determination of Cause.

(f)                                    “Change in Control” shall mean as defined by Treasury Regulation § 1.409A-3(i)(5).

(g)                                 “Code” shall mean the Internal Revenue Code of 1986 and any regulations thereunder.

(e)                                  “Competing Business” shall mean any business that, in whole or in part, is the same or substantially the same as the Business.

(f)                                    “Disability” or “Disabled” shall mean as defined by Treasury Regulation § 1.409A-3(i)(4).

(g)                                 “Notice of Termination” shall mean a written notice of termination from the Employer or the Executive which specifies an effective date of termination, indicates the specific termination provision in this Agreement relied upon, and, in the case of a termination for Cause, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment for Cause.

(h)                                 “Standard Payroll Procedures” shall mean no less frequently than monthly.

(i)                                     “Terminate,” “terminated,” “termination,” or “Termination of Employment” shall mean separation from service as defined by Regulation 1.409A-1(h).

(j)                                     “Territory” shall mean a radius of 25 miles from (i) the main office of the Employer or (ii) any branch office of the Employer.

18.                                 Entire Agreement.  This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.

19.                                 Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

20.                                 Compliance with Capital Purchase Program.  Notwithstanding anything to the contrary herein, any payments to the Executive shall be limited to the extent required under the United States Treasury Capital Purchase Program and related regulations in the event that the Company participates in such Program.  The Executive agrees to such amendments, agreements, or waivers that are required by the United States Treasury or requested by the Company to comply with the terms of such program.

 IN WITNESS WHEREOF, the Employer has caused this Agreement to be executed and its seal to be affixed hereunto by its officers thereunto duly authorized, and the Executive has signed and sealed this Agreement, effective as of the date first above written.

COMMUNITYSOUTH FINANCIAL CORPORATION

ATTEST:

By:	/s/ Barbara J. Marcy	By:	/s/ C. Allan Ducker, III

Name:	Barbara J. Marcy	Name:	C. Allan Ducker, III

		Title:	Chief Executive Officer

COMMUNITYSOUTH BANK AND TRUST

ATTEST:

By:	/s/ Barbara J. Marcy	By:	C. Allan Ducker, III

Name:	Barbara J. Marcy	Name:	C. Allan Ducker, III

		Title:	Chief Executive Officer

EXECUTIVE

/s/ John W. Hobbs
John W. Hobbs

Exhibit A

Form of Release of Claims

SEVERANCE AGREEMENT AND RELEASE

This Severance Agreement and Release (the “Agreement”) is made between John W. Hobbs, an individual resident of South Carolina (“Employee”), and CommunitySouth Bank and Trust (the “Bank”).

As used in this Agreement, the term “Employee” shall include the employee’s heirs, executors, administrators, and assigns, and the term “Bank” shall include the Bank, its holding company, any other related or affiliated entities, and the current and former officers, directors, shareholders, employees, and agents of them.

On                                      , 2008, the Bank and Employee entered into an Employment Agreement governing the relationship between the parties.  Section 4(e) provides that the Bank may terminate the Employment Agreement without cause.  Section 4 of the Employment Agreement also provides that Employee shall be entitled to severance benefits if the Employment Agreement is terminated without cause, on the condition that Employee enter into this release or a substantially similar release.

Employee desires to receive severance benefits and the Bank is willing to provide severance benefits on the condition the Employee enter into this Agreement.

Now, in consideration for the mutual promises and covenants set forth herein, and in full and complete settlement of all matters between Employee and the Bank, the parties agree as follows:

1.                                      Termination Date:  The Employee agrees that his employment with the Bank terminates as of                                  (the “Termination Date”).

2.                                      Severance Payments:  Subsequent to his Termination Date, the Bank shall pay Employee severance benefits as noted in Paragraph 4(e) of the Employment Agreement, dated                 , 20    , (the “Severance Payment”), less applicable deductions and withholdings.

3.                                      Legal Obligations

The parties acknowledge that pursuant to Section 4(e) of the Employment Agreement, they agreed that at the time of termination and as a condition of payment of severance, they would enter into this release acknowledging any remaining obligations and discharging each other from any other claims or obligations arising out of or in connection with Employee’s employment by the Bank, including the circumstances of such termination.

With the exceptions of the provisions of Section 2, and the express terms of any benefit plan under which the Employee is a participant, it is agreed that the Bank shall have no obligation to the Employee for, and the Employee waives and relinquishes, any further compensation or benefits (exclusive of COBRA benefits).  Unless otherwise stated in this Section 3, the effect of termination on any outstanding incentive awards, stock options, stock appreciation rights, performance units, or other incentives shall be governed by the terms of the applicable benefit or incentive plan and/or the agreements governing such incentives.

Employee acknowledges that the Bank has no prior legal obligations to make the payments described in Section 2 above which are exchanged for the promises of Employee set forth in this Agreement.  It is specifically agreed that the payments described in Section 2 are valuable and sufficient consideration for each of the promises of Employee set forth in this Agreement and are payments in addition to anything of value to which Employee is otherwise entitled.

4.                                      Waiver and Release:

a)                                      Employee unconditionally releases and discharges the Bank and its predecessors, successors and assigns, its and their current and former parents, affiliates, subsidiaries, divisions, and joint ventures (individually and collectively, for purposes of this paragraph, “Bank”)  from any and all causes of action, suits, damages, claims, proceedings, controversies, promises, grievances, complaints, charges, liabilities, debts, taxes, allowances, demands, and remedies of any type that the Employee has ever had, or may now have, against the Bank, whether asserted or unasserted, whether known or unknown, concerning any matter occurring up to and including the date of the signing of this Agreement.

b)                                     Employee acknowledges that he is waiving and releasing, to the full extent permitted by law, all claims against the Bank, including (but not limited to) all claims arising out of, or related in any way to, his employment with the Bank or the termination of that employment, including (but not limited to) any and all breach of contract claims, tort claims, claims of wrongful discharge, claims for breach of an express or implied employment contract, defamation claims, claims under the Civil Rights Act of 1866, which prohibits discrimination on the basis of race or color, Title VII of the Civil Rights Act of 1964 as amended, which prohibits discrimination in employment based on race, color, national origin, religion or sex, the Civil Right Act of 1991, which modifies the 1964 Act by providing for the right to trial by jury on discrimination claims, the Family and Medical Leave Act of 1993, which provides for unpaid leave for family or medical reasons, the Equal Pay Act of 1963, which prohibits paying men and women unequal pay for equal work, the Age Discrimination in Employment Act of 1967, which prohibits age discrimination in employment, the Americans with Disabilities Act of 1990, which prohibits discrimination based on disability, the Rehabilitation Act of 1973, which prohibits discrimination on the basis of disability, the Employee Retirement Income Security Act of 1974, which regulates employee benefit plans, the Fair Labor Standards Act of 1938, which establishes a national minimum wage, regulates overtime compensation, and prohibits employment of a minor, the Older Workers Benefit Protection Act of 1990, which prohibits age discrimination related to employee benefits, the Occupational Safety and Health Act of 1970, which governs occupational health and safety in the workplace, the Sarbanes-Oxley Act of 2002, which establishes standards of conduct for all U.S. public company boards, management, and public accounting firms, the South Carolina Human Affairs Law, any and all other applicable local, state and federal non-discrimination statutes, the South Carolina Payment of Wages Law and all other statutes or regulations relating to employment, the common law of the State of South Carolina, or any other state, and any and all claims for attorneys’ fees.

This General Release includes a release of all claims based on the treatment of any payments hereunder under Section 409A of the Internal Revenue Code (the “Code”) including specifically any penalties thereunder.

This General Release also includes a release of all compensation and benefit claims, including, without limitation, claims concerning salary, bonus, and any award(s), grant(s), or purchase(s) under any equity and incentive compensation plan or program, and separation pay under any Bank severance plan.

c)                                      This Waiver and Release provision ((a) through (c) of this paragraph) shall be construed to release all claims to the full extent allowed by law.  If any term of this paragraph shall be declared unenforceable by a court or other tribunal of competent jurisdiction, it shall not adversely affect the enforceability of the remainder of this paragraph.

d)                                     The Bank unconditionally releases and discharges Employee from any and all causes of action, suits, damages, claims, proceedings, and demands that the Bank has ever had, or may now have, against Employee, whether asserted or unasserted, whether known or unknown, concerning any matter occurring up to and including the date of the signing of this Agreement with the exception of any claims for breach of trust, or any act which constitutes a felony or crime involving dishonesty, theft, or fraud.

5.                                      Restrictive Covenants and Other Obligations

The parties agree that Section 5 – “Ownership of Work Product,” Section 6 – “Protection of Trade Secret,” Section 7 – “Protection of Confidential Information,” Section 8 – “Return of Materials,” Section 9 – “Restrictive Covenants,” Section 10 – “Independent Provisions,” Section 15 – “Enforcement,” and Section 16 –

“Savings Clause,” of the Employment Agreement shall remain in full force and effect and that Employee will perform his obligations under those sections and those sections of the Employment Agreement are incorporated by reference as if set forth fully herein.  In the event Employee breaches any obligation under this Section 5, the Bank’s obligation to make severance payments to Employee shall terminate immediately and the Bank shall have no further obligations to Employee.

6.                                      Duty of Loyalty/Nondisparagement

The parties shall not (except as required by law) communicate to anyone, whether by word or deed, whether directly or through any intermediary, and whether expressly or by suggestion or innuendo, any statement, whether characterized as one of fact or of opinion, that is intended to cause or that reasonably would be expected to cause any person to whom it is communicated to have a lowered opinion of the other party.

7.                                      Confidentiality Of The Terms Of This Agreement

Except to the extent that this Agreement has been disclosed in the Bank’s SEC filings, Employee agrees not to publicize or disclose the contents of this Agreement, including the amount of the monetary payments, except (i) to his immediate family; (ii) to his attorney(s), accountant(s), and/or tax preparer(s); (iii) as may be required by law; or (iv) as necessary to enforce the terms of this Agreement.  Employee further agrees that he will inform anyone to whom the terms of this Agreement are disclosed of the confidentiality requirements contained herein.  Notwithstanding the foregoing, the parties agree that where business needs dictate, Employee may disclose to a third party that he has entered into an agreement with the Bank, which agreement contains restrictive covenants including noncompetition and nondisclosure provisions, one or more of which prohibit him from performing the requested service.

Employee recognizes that the disclosure of any information regarding this Agreement by him, his family, his attorneys, his accountants or financial advisors, could cause the Bank irreparable injury and damage, the amount of which would be difficult to determine.  In the event the Bank establishes a violation of this paragraph of the Agreement by Employee, his attorneys, immediate family, accountants, or financial advisors, or others to whom Employee disclosed information in violation of the terms of this Agreement, the Bank shall be entitled to injunctive relief without the need for posting a bond and shall also be entitled to recover from Employee the amount of attorneys’ fees and costs incurred by the Bank in enforcing the provisions of this paragraph.

8.                                      Continued Cooperation

Employee agrees that he will cooperate fully with the Bank in the future regarding any matters in which he was involved during the course of his employment, and in the defense or prosecution of any claims or actions now in existence or which may be brought or threatened in the future against or on behalf of the Bank.  Employee’s cooperation in connection with such matters, actions and claims shall include, without limitation, being available to meet with the Bank’s officials regarding personnel or commercial matters in which he was involved; to prepare for any proceeding (including, without limitation, depositions, consultation, discovery or trial); to provide affidavits; to assist with any audit, inspection, proceeding or other inquiry; and to act as a witness in connection with any litigation or other legal proceeding affecting the Bank.  Employee further agrees that should he be contacted (directly or indirectly) by any person or entity adverse to the Bank, he shall within 48 hours notify the then-current Chairman of the Board of the Bank.  Employee shall be reimbursed for any reasonable costs and expenses incurred in connection with providing such cooperation.

9.                                      Entire Agreement; Modification of Agreement

Except as otherwise expressly noted herein, this Agreement constitutes the entire understanding of the parties and supersedes all prior discussions, understandings, and agreements of every nature between them relating to the matters addressed herein.  Accordingly, no representation, promise, or inducement not included or incorporated by reference in this Agreement shall be binding upon the parties.  Employee affirms that the only consideration for the signing of this Agreement are the terms set forth above and that no other promises or assurances of any kind have been made to him by the Bank or any other entity or person as an inducement for him to sign this Agreement.  This Agreement may not be changed orally, but only by an agreement in writing signed by the parties or their respective heirs, legal representatives, successors, and assigns.

10.                               Partial Invalidity

The parties agree that the provisions of this Agreement and any paragraphs, subsections, sentences, or provisions thereof shall be deemed severable and that the invalidity or unenforceability of any paragraph, subsection, sentence, or provision shall not affect the validity or enforceability of the remainder of the Agreement.

11.                               Waiver

The waiver of the breach of any term or provision of this Agreement shall not operate as or be construed to be a waiver of any other subsequent breach of this Agreement.

12.                               Successors and Assigns

This Agreement shall inure to and be binding upon the Bank and Employee, their respective heirs, legal representatives, successors, and assigns.

13.                               Governing Law

This Agreement shall be construed in accordance with the laws of the state of South Carolina and any applicable federal laws.

14.                               Headings

The headings or titles of sections and subsections of this Agreement are for convenience and reference only and do not constitute a part of this Agreement.

15.                               Notice

Any notice or communication required or permitted under this Agreement shall be made in writing and sent by overnight courier (confirmation of receipt required) or certified mail (postage prepaid and return receipt requested) addressed as follows:

If to Employee:

[INSERT]

If to the Bank:

[INSERT]

16.                               Tax Matters

The payment of any amount pursuant to this Agreement shall be subject to all applicable withholding and payroll taxes and other applicable deductions. Notwithstanding any provision to the contrary in this Agreement or in any of the Bank’s equity plans (each, a “Plan”), any payment otherwise required to be made to Employee under any Bank plan on account of Employee’s “separation from service,” within the meaning of the Section 409A Rules (as defined below), to the extent such payment (after taking into account all exclusions applicable to such payment under the Section 409A Rules) is properly treated as deferred compensation subject to the Section 409A Rules, shall not be made until the first business day after (i) the expiration of six (6) months from the date of Employee’s separation from service, or (ii) if earlier, the date of Employee’s death (the “Delayed Payment Date”). On the Delayed Payment Date, there shall be paid to Employee or, if Employee has died, Employee’s estate, in a single cash lump sum, an amount equal to aggregate amount of the payments delayed pursuant to the preceding sentence. In the case of each Plan under which Employee is entitled to receive amounts treated as deferred compensation subject to the Section 409A Rules and which provides for payment of such amounts in the form of “a series of installment payments”, as defined in Treas. Reg. §1.409A-2(b)(iii), (A) Employee’s right to receive such payments shall be treated as a right to receive a series of separate payments under Treas. Reg. §1.409A-2(b)(iii), and (B) to the extent such Plan does not already so provide, it is hereby amended to so provide, with respect to amounts payable to Employee thereunder. For purposes of this subparagraph, the “Section 409A Rules” shall mean Section 409A of the Code, the regulations issued thereunder, and all notices, rulings, and other guidance issued by the Internal Revenue Service interpreting same. Notwithstanding the foregoing, Employee shall be solely responsible, and the Bank shall have no liability, for any taxes, acceleration of taxes, interest, or penalties arising under the Section 409A Rules.

17.                               Construction

Employee and the Bank have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by Employee and the Bank, and no presumption or burden of proof shall arise favoring or disfavoring either of them by virtue of the authorship of any of the provisions of this Agreement.

18.                               Representations:  Employee acknowledges that:

a)                                      He has read this Agreement and understands its meaning and effect.

b)                                     He has knowingly and voluntarily entered into this Agreement of his own free will.

c)                                      By signing this Agreement, Employee has waived, to the full extent permitted by law, all claims against the Bank based on any actions taken by the Bank up to the date of the signing of this Agreement, and the Bank may plead this Agreement as a complete defense to any claim the Employee may assert.

d)                                     He would not otherwise be entitled to the consideration described in this Agreement, and that the Bank is providing such consideration in return for Employee’s agreement to be bound by the terms of this Agreement.

e)                                      He has been given up to 21 days to consider the terms of this Agreement.

f)                                        He has seven (7) days, after Employee has signed the Agreement and it has been received by the Bank, to revoke it by notifying the Chairman of the Board of his intent to revoke acceptance.  For such revocation to be effective, the notice of revocation must be received no later than 5:00 p.m. on the seventh day after the signed Agreement is received by the Bank.  This Agreement shall not become effective or enforceable until the revocation period has expired.

g)                                     He is not waiving or releasing any rights or claims that may arise after the date the Employee signs this Agreement.

h)                                     HE HAS BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT.

As to Employee:

Date	John W. Hobbs

As to the Bank:

Date	Chairman of the Board